Exhibit 99.1

Press Release

For more information contact:

Media Relations: Britt Zarling Vice President, Corporate Communications Fiserv, Inc. 678-375-1595 britt.zarling@fiserv.com	Investor Relations: Stephanie Gregor Vice President, Investor Relations Fiserv, Inc. 262-879-5969 stephanie.gregor@fiserv.com

For Immediate Release

Fiserv Reports Third Quarter 2015 Results

Internal revenue growth of 5 percent for the quarter;

Adjusted EPS increases 20 percent to $1.03 for the quarter;

Full-year outlook affirmed and adjusted EPS guidance raised

Brookfield, Wis., October 27, 2015 – Fiserv, Inc. (NASDAQ: FISV), a leading global provider of financial services technology solutions, today reported financial results for the third quarter of 2015.

GAAP revenue in the third quarter was $1.31 billion compared with $1.26 billion in the third quarter of 2014. Adjusted revenue was $1.24 billion in the third quarter compared with $1.19 billion in the third quarter of 2014, an increase of 5 percent. For the first nine months of 2015, GAAP revenue was $3.89 billion compared with $3.75 billion for the first nine months of 2014. Adjusted revenue was $3.66 billion in the first nine months of 2015 compared with $3.52 billion in the same period in 2014, an increase of 4 percent.

GAAP earnings per share from continuing operations in the third quarter was $0.92 compared with $0.95 in the third quarter of 2014. GAAP earnings per share from continuing operations included gains on sales of subsidiary businesses at StoneRiver Group, L.P. (“StoneRiver”), a joint venture in which the company owns a 49% interest, of $0.08 per share in the third quarter of 2015 and $0.21 per share in the same period in 2014. GAAP earnings per share from continuing operations for the first nine months of 2015 was $2.18, which also included debt extinguishment and refinancing costs of $0.25 per share, compared with $2.25 for the first nine months of 2014.

Adjusted earnings per share from continuing operations increased 20 percent in the quarter to $1.03 compared with $0.86 in the third quarter of 2014. Adjusted earnings per share from continuing operations in the first nine months of 2015 increased 15 percent to $2.86 compared with $2.48 in the comparable 2014 period.

Press Release

“Strong performance in the quarter was highlighted by revenue growth acceleration and a 20 percent increase in adjusted EPS,” said Jeffery Yabuki, President and Chief Executive Officer of Fiserv. “Our focus on delivering innovative, high-value client services should drive differentiated client experiences and continued growth.”

Third Quarter 2015

•	Adjusted revenue increased 5 percent in the quarter to $1.24 billion and 4 percent year to date to $3.66 billion over the prior year periods.

•	Internal revenue growth in the quarter was 5 percent for the company, driven by 6 percent growth in the Payments segment and 4 percent growth in the Financial segment. Foreign currency negatively impacted internal revenue growth by approximately 70 basis points in the third quarter.

•	Internal revenue grew 4 percent in the first nine months of 2015, led by 5 percent growth in the Payments segment and 3 percent growth in the Financial segment. Foreign currency negatively impacted internal revenue growth by approximately 60 basis points in the first nine months of 2015.

•	Adjusted earnings per share increased 20 percent in the quarter to $1.03 and increased 15 percent in the first nine months of 2015 to $2.86 compared to the prior year periods.

•	Adjusted operating margin expanded 190 basis points to 33.1 percent in the quarter and is up 150 basis points to 32.0 percent in the first nine months of 2015 compared to the prior year periods.

•	Free cash flow was $666 million in the first nine months of 2015 compared to $674 million in the prior year period. The current year result was negatively impacted by the timing of working capital including a $60 million increase in tax payments compared to 2014.

•	During the quarter, the company received $36 million in cash distributions from StoneRiver, $32 million of which has been excluded from the company’s free cash flow.

•	The company repurchased 6.0 million shares of common stock in the quarter for $514 million and 12.9 million shares of common stock for $1.05 billion in the first nine months of 2015. As of September 30, 2015, the company had 6.9 million remaining shares authorized for repurchase.

Outlook for 2015

Fiserv expects 2015 internal revenue growth of 5 percent and adjusted earnings per share in a range of $3.84 to $3.87 versus the previous range of $3.73 to $3.83, which now represents growth of 14 to 15 percent over $3.37 in 2014.

“The increase in our adjusted earnings per share guidance reflects the strength of our business model and the value of our solutions,” said Yabuki.

Earnings Conference Call

The company will discuss its third quarter 2015 results on a conference call and webcast at 4 p.m. CT on Tuesday, October 27, 2015. To register for the event, go to www.fiserv.com and click on the Q3 Earnings webcast link. Supplemental materials will be available in the “Investor Relations” section of the website.

Press Release

About Fiserv

Fiserv, Inc. (NASDAQ: FISV) enables clients to achieve best-in-class results by driving quality and innovation in payments, processing services, risk and compliance, customer and channel management, and business insights and optimization. For more than 30 years, Fiserv has been a leader in financial services technology, and today is among FORTUNE® magazine’s World’s Most Admired Companies and Forbes magazine’s America’s Best Employers. For more information, visit www.fiserv.com.

Use of Non-GAAP Financial Measures

In this earnings release, we supplement our reporting of information determined in accordance with GAAP, such as revenue, operating income, operating margin, income from continuing operations, earnings per share and net cash provided by operating activities, with “adjusted revenue,” “internal revenue growth,” “adjusted operating income,” “adjusted operating margin,” “adjusted income from continuing operations,” “adjusted earnings per share” and “free cash flow.” Management believes that adjustments for certain non-cash or other items and the exclusion of certain pass-through revenue and expenses enhance our shareholders’ ability to evaluate our performance because such items do not reflect how we manage our operations. Therefore, we exclude these items from GAAP revenue, operating income, operating margin, income from continuing operations, earnings per share and net cash provided by operating activities to calculate these non-GAAP measures.

Examples of non-cash or other items may include, but are not limited to, non-cash deferred revenue adjustments arising from acquisitions, non-cash intangible asset amortization expense associated with acquisitions, non-cash impairment charges, gains or losses from unconsolidated affiliates, severance costs, charges associated with early debt extinguishment, merger and integration costs related to acquisitions, and certain costs associated with the achievement of our operational effectiveness objectives. We exclude these items to more clearly focus on the factors we believe are pertinent to the management of our operations, and we use this information to allocate resources to our various businesses.

Free cash flow and internal revenue growth are non-GAAP financial measures and are described on page 10. We believe free cash flow is useful to measure the funds generated in a given period that are available for strategic capital decisions. We believe internal revenue growth is useful because it presents revenue growth excluding the impact of postage reimbursements in our Output Solutions business, acquisitions and dispositions, and including deferred revenue purchase accounting adjustments. We believe this supplemental information enhances our shareholders’ ability to evaluate and understand our core business performance.

These non-GAAP measures should be considered in addition to, and not as a substitute for, revenue, operating income, operating margin, income from continuing operations, earnings per share and net cash provided by operating activities or any other amount determined in accordance with GAAP. These non-GAAP measures reflect management’s judgment of particular items and may not be comparable to similarly titled measures reported by other companies.

Press Release

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated internal revenue growth, adjusted earnings per share and adjusted earnings per share growth. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “could,” “should” or words of similar meaning. Statements that describe the company’s future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that may affect the company’s results include, among others: pricing and other actions by competitors; the capacity of the company’s technology to keep pace with a rapidly evolving marketplace; the impact of market and economic conditions on the financial services industry; the impact of a security breach or operational failure on the company’s business; the effect of legislative and regulatory actions in the United States and internationally; the company’s ability to comply with government regulations; the company’s ability to successfully identify, complete and integrate acquisitions; the impact of the company’s strategic initiatives; and other factors included in the company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2014 and in other documents that the company files with the SEC. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements. The company assumes no obligation to update any forward-looking statements, which speak only as of the date of this press release.

Press Release

Fiserv, Inc.

Condensed Consolidated Statements of Income

(In millions, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue
Processing and services	$1,125	$1,063	$3,301	$3,141
Product	188	200	585	609

Total revenue	1,313	1,263	3,886	3,750

Expenses
Cost of processing and services	541	537	1,625	1,610
Cost of product	172	168	521	519
Selling, general and administrative	258	243	758	728

Total expenses	971	948	2,904	2,857

Operating income	342	315	982	893
Interest expense - net [1]	(41)	(41)	(130)	(122)
Loss on early debt extinguishment [1]	—	—	(85)	—

Income from continuing operations before income taxes and income from investment in unconsolidated affiliate	301	274	767	771
Income tax provision	(117)	(120)	(279)	(287)
Income from investment in unconsolidated affiliate	34	85	35	89

Income from continuing operations	218	239	523	573
Income (loss) from discontinued operations	—	—	—	—

Net income	$218	$239	$523	$573

GAAP earnings per share - diluted:
Continuing operations	$0.92	$0.95	$2.18	$2.25
Discontinued operations	—	—	—	—

Total	$0.92	$0.95	$2.18	$2.25

Diluted shares used in computing earnings per share	237.0	251.8	240.1	254.6

Earnings per share is calculated using actual, unrounded amounts.

[1]	In May 2015, the company raised $1.75 billion of proceeds in a public offering of senior notes with a weighted average interest rate and term of 3.3% and 7.6 years, respectively. The company used a portion of such proceeds to redeem its $600 million 3.125% senior notes due in 2016 and $500 million 6.8% senior notes due in 2017, which resulted in a pre-tax charge of $92 million ($0.25 per share after-tax) related to the make-whole payments on the early retirement and other costs associated with the transaction, including the reclassification of unamortized losses on settled cash flow hedges to interest expense.

Press Release

Fiserv, Inc.

Reconciliation of GAAP to Adjusted Income and

Earnings Per Share from Continuing Operations

(In millions, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
GAAP income from continuing operations	$218	$239	$523	$573
Adjustments:
Merger, integration and other costs [1]	15	2	28	11
Severance costs	4	3	13	15
Amortization of acquisition-related intangible assets	50	50	149	153
Debt extinguishment and refinancing costs [2]	—	—	92	—
Tax impact of adjustments [3]	(24)	(19)	(99)	(63)
StoneRiver transactions [4]	(32)	(85)	(32)	(87)
Tax impact of StoneRiver transactions [4]	14	32	14	36
Tax benefit [5]	—	(6)	—	(6)

Adjusted income from continuing operations	$245	$216	$688	$632

GAAP earnings per share from continuing operations	$0.92	$0.95	$2.18	$2.25
Adjustments - net of income taxes:
Merger, integration and other costs [1]	0.04	0.01	0.08	0.03
Severance costs	0.01	0.01	0.04	0.04
Amortization of acquisition-related intangible assets	0.14	0.13	0.40	0.39
Debt extinguishment and refinancing costs [2]	—	—	0.25	—
StoneRiver transactions [4]	(0.08)	(0.21)	(0.08)	(0.20)
Tax benefit [5]	—	(0.03)	—	(0.02)

Adjusted earnings per share from continuing operations	$1.03	$0.86	$2.86	$2.48

[1]	Merger, integration and other costs include incremental expenses incurred in conjunction with the achievement of the company’s operational effectiveness objectives, including incremental costs related to data center and real estate consolidation activities such as move expenses, third party fees and non-cash impairment charges; a non-cash expense related to the modification of certain employee equity award agreements; and costs associated with the Open Solutions acquisition.
[2]	See footnote on page 5.
[3]	The tax impact of adjustments is calculated using a tax rate of 35 percent.
[4]	Represents the company’s share of net gains associated with capital transactions at StoneRiver, including sales of subsidiary businesses and related expenses.
[5]	The tax benefit represents certain discrete income tax benefits that have been excluded from adjusted earnings per share.

See page 3 for disclosures related to the use of non-GAAP financial measures. Earnings per share is calculated using actual, unrounded amounts.

Press Release

Fiserv, Inc.

Financial Results by Segment

(In millions, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Total Company
Revenue	$1,313	$1,263	$3,886	$3,750
Output Solutions postage reimbursements	(71)	(77)	(228)	(238)
Open Solutions deferred revenue adjustment	1	1	3	3

Adjusted revenue	$1,243	$1,187	$3,661	$3,515

Operating income	$342	$315	$982	$893
Merger, integration and other costs	15	2	28	11
Severance costs	4	3	13	15
Amortization of acquisition-related intangible assets	50	50	149	153

Adjusted operating income	$411	$370	$1,172	$1,072

Operating margin	26.0%	24.9%	25.3%	23.8%
Adjusted operating margin	33.1%	31.2%	32.0%	30.5%
Payments and Industry Products (“Payments”)
Revenue	$714	$686	$2,111	$2,028
Output Solutions postage reimbursements	(71)	(77)	(228)	(238)

Adjusted revenue	$643	$609	$1,883	$1,790

Operating income	$217	$201	$616	$566

Operating margin	30.4%	29.2%	29.2%	27.9%
Adjusted operating margin	33.7%	32.9%	32.7%	31.6%
Financial Institution Services (“Financial”)
Revenue	$612	$588	$1,813	$1,758
Open Solutions deferred revenue adjustment	1	1	3	3

Adjusted revenue	$613	$589	$1,816	$1,761

Operating income	$218	$193	$631	$581

Operating margin	35.6%	32.8%	34.8%	33.0%
Adjusted operating margin	35.5%	32.8%	34.8%	33.0%
Corporate and Other
Revenue	$(13)	$(11)	$(38)	$(36)

Operating loss	$(93)	$(79)	$(265)	$(254)
Merger, integration and other costs	15	2	28	11
Severance costs	4	3	13	15
Amortization of acquisition-related intangible assets	50	50	149	153

Adjusted operating loss	$(24)	$(24)	$(75)	$(75)

See page 3 for disclosures related to the use of non-GAAP financial measures.

Operating margin percentages are calculated using actual, unrounded amounts.

Press Release

Fiserv, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions, unaudited)

	Nine Months Ended
	September 30,
	2015	2014
Cash flows from operating activities
Net income	$523	$573
Adjustment for discontinued operations	—	—
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	163	147
Amortization of acquisition-related intangible assets	149	153
Share-based compensation	51	37
Excess tax benefits from share-based awards	(34)	(15)
Deferred income taxes	(2)	(11)
Income from investment in unconsolidated affiliate	(35)	(89)
Loss on early debt extinguishment	85	—
Dividends from unconsolidated affiliate	36	108
Other operating activities	7	—
Changes in assets and liabilities:
Trade accounts receivable	16	8
Prepaid expenses and other assets	(64)	(37)
Accounts payable and other liabilities	135	147
Deferred revenue	(75)	(61)

Net cash provided by operating activities	955	960

Cash flows from investing activities
Capital expenditures, including capitalization of software costs	(292)	(225)
Net proceeds from sale of investments	1	7
Other investing activities	(5)	(1)

Net cash used in investing activities	(296)	(219)

Cash flows from financing activities
Debt proceeds	2,392	544
Debt repayments, including redemption and other costs	(2,058)	(544)
Proceeds from issuance of treasury stock	60	39
Purchases of treasury stock, including employee shares withheld for tax obligations	(1,066)	(785)
Excess tax benefits from share-based awards	34	15
Other financing activities	(6)	—

Net cash used in financing activities	(644)	(731)

Change in cash and cash equivalents	15	10
Net cash flows to discontinued operations	—	(1)
Beginning balance	294	400

Ending balance	$309	$409

Press Release

Fiserv, Inc.

Condensed Consolidated Balance Sheets

(In millions, unaudited)

	September 30,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$309	$294
Trade accounts receivable – net	783	798
Deferred income taxes	37	42
Prepaid expenses and other current assets	402	352

Total current assets	1,531	1,486
Property and equipment – net	397	317
Intangible assets – net	1,906	2,003
Goodwill	5,201	5,209
Other long-term assets	352	322

Total assets	$9,387	$9,337

Liabilities and Shareholders’ Equity
Accounts payable and accrued expenses	$1,006	$905
Current maturities of long-term debt	5	92
Deferred revenue	400	489

Total current liabilities	1,411	1,486
Long-term debt	4,230	3,711
Deferred income taxes	720	716
Other long-term liabilities	157	129

Total liabilities	6,518	6,042
Shareholders’ equity	2,869	3,295

Total liabilities and shareholders’ equity	$9,387	$9,337

Press Release

Fiserv, Inc.

Selected Non-GAAP Financial Measures

($ in millions, unaudited)

Internal Revenue Growth [1]	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2015
Payments Segment	6%	5%
Financial Segment	4%	3%

Total Company	5%	4%

[1]	Internal revenue growth is measured as the increase in adjusted revenue (see page 7) for the current period excluding acquired revenue, divided by adjusted revenue from the prior year period excluding revenue attributable to dispositions. There was no acquired revenue in the third quarter of 2015 or revenue attributable to dispositions in the comparable prior year period. During the first nine months of 2015, there was no acquired revenue, and revenue attributable to dispositions in the prior year period was $1 million (all in the Financial segment).

Free Cash Flow [2]	Nine Months Ended September 30,
	2015	2014
Net cash provided by operating activities	$955	$960
Capital expenditures [3]	(292)	(225)
Other adjustments [3,4]	3	(61)

Free cash flow	$666	$674

[2]	Free cash flow is calculated as net cash provided by operating activities less capital expenditures, and excludes the net change in settlement assets and obligations; tax-effected severance, merger and integration payments; certain cash distributions from StoneRiver; cash tax benefits on early debt extinguishment; and other items which management believes may not be indicative of the future free cash flow of the company.
[3]	2015 includes $62 million of capital expenditures, primarily leasehold improvements, associated with the construction of a new building related to the company’s Atlanta facility consolidation, of which $25 million is offset by landlord reimbursements reported in net cash provided by operating activities, and $37 million of non-reimbursable building expenditures is included in “other adjustments.”
[4]	“Other adjustments” removes cash distributions from StoneRiver less related tax payments of $32 million and $73 million in the first nine months of 2015 and 2014, respectively.

See page 3 for disclosures related to the use of non-GAAP financial measures.

FISV-E

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